UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2016

Par Pacific Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

(281) 899-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 16, 2016, Par Pacific Holdings, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers named therein (collectively, the “Purchasers”), under which the Company agreed to sell $100 million in aggregate principal amount of its 5.00% Convertible Senior Notes due 2021 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also granted the Purchasers an option to purchase up to $15 million aggregate principal amount of additional Notes. The Notes will be issued pursuant to an indenture to be entered into between the Company and Wilmington Trust, National Association, as trustee.

The sale of the Notes to the Purchasers is expected to settle on June 21, 2016, subject to customary closing conditions, and is expected to result in approximately $96 million ($110.6 million if the Purchasers exercise their option to purchase additional Notes) in net proceeds to the Company after deducting the Purchasers’ discount and commission, and estimated offering expenses payable by the Company.

The Company intends to use the net proceeds of the offering (including any proceeds from the exercise of the Purchasers’ option to purchase additional Notes) to finance a portion of the purchase price of the previously announced pending acquisition of Hermes Consolidated, LLC (d/b/a Wyoming Refining Company), to prepay $5 million of the outstanding principal amount of the term loan under its Delayed Draw Term Loan and Bridge Loan Credit Agreement and for general corporate purposes.

The Notes will be senior, unsecured obligations of the Company and will bear interest at a rate of 5.00% per year. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2016. The Notes will mature on June 15, 2021, unless earlier repurchased, redeemed or converted.

The initial conversion rate for the Notes is 55.5556 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $18.00 per share of common stock). Conversions of the Notes will be settled in cash, shares of the Company’s common stock or a combination thereof, at the Company’s election.

The Purchase Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the Notes, indemnification (including indemnification for liabilities under the Securities Act) and contribution obligations and other terms and conditions customary in agreements of this type.

The foregoing description of the Purchase Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 1.1 to this Form 8-K, and is incorporated herein by reference.

Relationships

Certain of the initial purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, BofA Merrill Lynch acted as financial advisor to the Company in connection with the Wyoming Refining Acquisition.

Item 7.01	Other Events

On June 16, 2016, the Company issued a news release announcing it had priced the offering contemplated by the Purchase Agreement. A copy of the news release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Purchase Agreement dated June 16, 2016 between Par Pacific Holdings, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers.

99.1	News Release dated June 16, 2016, announcing the pricing of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Pacific Holdings, Inc.

Dated: June 16, 2016	/s/ James Matthew Vaughn
James Matthew Vaughn Senior Vice President and General Counsel

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